Exhibit 99.1

Foresight Energy LP Completes Global Restructuring

Saint Louis, MO (August 30, 2016) – On August 30, 2016 Foresight Energy LP (NYSE: FELP) (“FELP,” and along with its consolidated subsidiaries, the “Partnership”) completed an out-of-court restructuring of more than $1.4 billion in indebtedness pursuant to the terms of Transaction Support Agreements previously executed by the Partnership, Foresight Energy GP LLC (“FEGP”), the Partnership’s equity sponsors, including Mr. Christopher Cline, Murray Energy Corp. (“Murray Energy”), Foresight Reserves LP (“Reserves”), and a majority of the Partnership’s secured bank lenders and holders of the 7.875% Senior Notes due 2021 issued by the Foresight Energy LLC and Foresight Energy Finance Corporation (the “Old Notes”).

The Partnership’s restructuring resolves various defaults and events of default relating to a December 2015 Delaware Chancery Court determination that the Partnership’s and FEGP’s April 2015 equity transaction involving Murray Energy and Reserves constituted a “change of control” of FELP under the terms of the Old Notes (the “Change of Control Litigation”). The restructuring was implemented principally through concurrent exchange and tender offers in which holders of 99.98% of the principal amount of the Old Notes participated. Through the tender and exchange offers, Reserves and certain of its affiliates purchased approximately $105 million of outstanding Old Notes for cash, and the Partnership exchanged the remaining Old Notes for approximately $349 million of new second lien notes, approximately $299 million of new convertible PIK notes, and warrants to acquire up to 4.5% of the total outstanding units of FELP upon the redemption of the convertible PIK notes.

The restructuring also provides for (1) an amendment and restatement of the Partnership’s senior credit facility; (2) an amendment and restatement of the Partnership’s receivables securitization facility; (3) amendments and waivers related to the Partnership’s longwall equipment leases and financings; (4) amendments and other modifications to FEGP’s and the Partnership’s governance documents and existing agreements by and among the equity sponsors; and (5) the execution of various mutual releases among the participants in the restructuring. As a result of the restructuring, the Change of Control Litigation will be dismissed with prejudice.

“We are pleased to have completed the debt restructuring,” said Robert D. Moore, President and Chief Executive Officer. “The resulting transaction puts the change of control litigation behind us and allows us to continue to focus on executing our mission of running the safest, most reliable and lowest cost mines in the Illinois Basin.”

The Partnership was represented in the restructuring by PJT Partners Inc. as its financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP as its legal advisor.

About Foresight Energy LP

Foresight Energy LP is one of the largest holders of coal reserves in the United States, and its reserves can support over 100 years of production at its current production levels. The company owns four mining companies in the Illinois Basin.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this press release may constitute “forward-looking statements.” The words “propose,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “outlook,” “estimate,” “potential,” “continues,” “may,” “will,” “seek,” “approximately,” “predict,” “anticipate,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements, including statements regarding the restructuring and the expected benefits therefrom, are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that the future developments affecting us will be those that we anticipate.

For additional information regarding known material factors that could cause our actual results to differ from those contained in or implied by forward-looking statements, please see the sections entitled “Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 15, 2016, and in subsequent SEC filings.

You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Foresight Energy LP

Gary M. Broadbent

(314) 932-6152

Investor.relations@foresight.com

Media@coalsource.com

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